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FOR IMMEDIATE RELEASE:
April 6, 1998


                OWOSSO CORPORATION TO ACQUIRE M. H. RHODES, INC.
                           AND CONSOLIDATE SUBSIDIARY

April 6, 1998 - King of Prussia, PA and Avon, CT - Owosso Corporation (Nasdaq:
OWOS) and M. H. Rhodes, Inc. announced today that they have signed a definitive agreement in which Owosso will acquire all of the outstanding stock of M. H. Rhodes, Inc. Rhodes is a publicly-held manufacturer of mechanical timers and photoelectric controls, located in Avon, Connecticut. The purchase price of $14.51 per Rhodes share equates to $2.9 million, and Owosso will assume or repay debt of approximately $1.3 million. In its fiscal year ended December 31, 1997, Rhodes reported net sales of $8.5 million and EBITDA of $0.5 million. The transaction, expected to be completed in Owosso's fiscal third quarter, is subject to certain conditions, including approval by Rhodes' shareholders.

Owosso also announced that it intends to consolidate the operations of its Cramer subsidiary, located in Old Saybrook, Connecticut, into Rhodes' manufacturing facility as soon as possible after closing. Cramer will be merged into Rhodes and will operate as a division of Rhodes. Owosso estimates that it will incur pre-tax expenses of $1.5 to $2.0 million for the costs of closing its Old Saybrook facility and moving Cramer's operations to Avon, the majority of which would be recognized at closing. These expenses are expected to consist primarily of duplicate lease expenses, severance costs and the cost of moving the physical assets.

Joseph Morelli, Rhodes' president, will run the combined entity, while Jim Pogmore, Cramer's president will be executive vice president of Rhodes and president of the Cramer division. Mr. Morelli commented, "This merger represents an excellent opportunity for our company and our employees. By combining with Cramer and Owosso, M. H. Rhodes will have a larger base of business, and we feel that our company will be in an improved position to prosper going forward."

George B. Lemmon, Jr., Owosso's president and chief executive officer, commented, "The sale of our agricultural equipment businesses, combined with the purchase of Astro Air, announced last week, and today's announcement represent a strategic redeployment of our capital into components businesses. These operations fit within Owosso's core competencies in managing manufacturing processes and serving our OEM customers through on-time delivery of high quality engineered components."

"Cramer has been struggling with a declining market, and its fixed costs in Old Saybrook are too high for the company to compete successfully. We believe that the combined company can show cost savings in excess of $1 million per year compared to operating separately. By moving to Avon, we hope to bring Cramer's cost structure into line and make its products more competitive. At the same time, spreading Rhodes' overhead over higher volume should benefit its profitability


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as well. We do not anticipate the need to expand Rhodes' facility in the near future to accommodate the addition of Cramer's operations."

Owosso Corporation is a diversified manufacturer of engineered component products and specialized equipment. By operating in narrowly defined niche markets, Owosso seeks to achieve revenue growth through market penetration and new product development, while maximizing profit margins. Owosso currently has manufacturing facilities in nine states and sells its products nationwide.

This press release contains forward-looking statements that involve a number of risks and uncertainties. The purchase of Rhodes is subject to approval by Rhodes' shareholders as well as the satisfaction of customary conditions, some of which are outside of the Company's control. Accordingly, there can be no assurance that the purchase will be completed. Factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the ultimate cost and timing of moving Cramer's business, realization of anticipated cost savings in the merger, adverse developments in economic factors influencing the manufacturing sector of the economy, lack of availability or price increases of certain commodities, as well as the additional factors discussed in the Company's Annual Report on Form 10-K for the year ended October 26, 1997 and Form 10-Q for the quarter ended January 25, 1998 in the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations."

To receive additional information on Owosso Corporation, via fax at no charge, dial 1-888-OWOS-010 or visit our web site at www.owosso.com